For the fiscal yera ended 4/30/97
File number : 811-06047

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

     An  Annual  Meeting of Shareholders
was  called  for October 30,  1996.   At
such meeting the shareholders approved the following proposals:

     a)   Approval that Edward D. Beach,
     Delayne  Dedrick  Gold,  Robert  F.
     Gunia, Donald D. Lennox, Douglas H.
     McCorkindale,  Mendel  A.   Melzer,
     Thomas T. Mooney, Stephen P.  Munn,
     Richard A. Redeker, Robin B. Smith,
     Louis  A.  Weil, III  and  Clay  T.
     Whitehead are duly elected to serve
     as  Directors of the Fund until the
     earlier  to occur of (i)  the  next
     meeting  of Shareholders  at  which
     Directors are elected and until his
     or  her  successor shall have  been
     duly   elected   and   shall   have
     qualified   or  (ii)  their   terms
     expire   in  accordance  with   the
     Fund's retirement policy.

     b)     Approval  of  the   proposed
     amendment of the Fund's fundamental
     investment  restriction relating to
     securities lending, as described in
     such Fund's proxy statement.

          For                    Against
Abstain
          11,518,101
826,828             800,376

     C)    Approval of the selection  of
     independent  accountants  for   the
     Fund conditioned upon the right  by
     vote  of a majority of such  Fund's
     outstanding  voting shares  at  any
     meeting  called for the purpose  to
     terminate such employment forthwith
     without penalties.

          For                    Against
Abstain
          16,171,506
255,437             651,504

     D)    In  their discretion  on  any
     other  business which may  properly
     come  before  the  meeting  or  any
     adjournment thereof.